Exhibit 99(d)(2)

VIRTUS EVENT OPPORTUNITIES TRUST

FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 1st day of June, 2023 amends that certain Investment Advisory Agreement dated as of October 1, 2021 (the “Agreement”) by and between Virtus Event Opportunities Trust, a Massachusetts business trust (the “Trust”), and Virtus Investment Advisers, Inc., a Massachusetts corporation (the “Adviser”).

WITNESSETH THAT:

1. The revised investment advisory fee for Virtus Westchester Event-Driven Fund is hereby set forth on Schedule A to the Agreement. Schedule A is hereby deleted and Schedule A attached hereto is substituted in its place to reflect such revision.

2. Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement, as amended.

3. This Agreement may be executed in any number of counterparts (including counterparts executed and/or delivered electronically) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, electronic signatures and signatures delivered and exchanged electronically shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers or other representatives.

VIRTUS EVENT OPPORTUNITIES TRUST

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Executive Vice President and Chief Financial Officer

VIRTUS INVESTMENT ADVISERS, INC.

By:	/s/ Richard W. Smirl
Name:	Richard W. Smirl
Title:	Executive Vice President
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SCHEDULE A

SERIES AND FEES

Fund Name	Annual Rate*

Virtus Westchester Event-Driven Fund	1.20%

Virtus Westchester Credit Event Fund	1.00%

* Annual rate is expressed as a percentage of average daily net assets

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